UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
___________________________

Definitive Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
___________________________

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[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

ONCOLOGIX TECH, INC.
(Name of Registrant Specified in Charter)

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(1)  Title of each class of securities to which transaction applies:

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(4) Proposed maximum aggregate value of transaction:

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Information Statement

Oncologix Tech, Inc.
P.O. Box 8832
Grand Rapids, MI 49518-8832

April 21, 2011

Dear Stockholder:

This Information Statement is being distributed to notify the shareholders of record of Oncologix Tech, Inc., a Nevada corporation (“we”, “us”, “our”, the “Company” or “Oncologix”), that our Board of Directors has approved and recommended to our shareholders, and shareholders holding a majority of the aggregate voting power of our Common Stock, par value $.001 per share (“Common Stock”) have adopted an Amendment to our Articles of Incorporation to effect a reverse stock split of one share of Common Stock for every four shares of Common Stock that are issued and outstanding (the “Reverse Split Amendment”).  On March 24, 2011, shareholders representing approximately 50.58% of the voting power of our Common Stock delivered to us a written consents via proxy in lieu of a special meeting of shareholders adopting the Reverse Split Amendment.

This Information Statement is being mailed on or about April 21, 2011, to the holders of record of our Common Stock on April 8, 2011 (the “Record Date”), the record date set by our Board of Directors for determining the shareholders eligible to receive this Information Statement.  As of the Record Date, there were 193,622,326 shares of our Common Stock outstanding.  This Information Statement is being distributed to you, our shareholders, in accordance with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Information Statement describes in further detail the change to our Articles of Incorporation and the Reverse Split Amendment.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC) under the Exchange Act, the Reverse Split Amendment will not become effective until twenty calendar days following the date on which this Information Statement is sent to our shareholders.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Anthony Silverman
ANTHONY SILVERMAN
Chief Executive Officer

ACTION BY OUR BOARD OF DIRECTORS AND CONSENTING SHAREHOLDERS

Description of Amendment

The Company’s Articles of Incorporation are amended to effect a reverse stock split (the  “Reverse Split”) of one share of the Company’s Common Stock for every four shares of Common Stock that are currently issued and  outstanding; that is a consolidation of four presently outstanding shares into one outstanding share.  The first paragraph of Article 4 of the Company’s Articles of Incorporation is to be deleted in its entirety and amended so as to read as follows:

4.           “The authorized capital stock of this corporation shall be two hundred million (200,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value.  Each four (4) shares of the corporation’s common stock issued and outstanding as of _____________, 2011 [the date on which Articles of Amendment are filed] (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and non-assessable share of the corporation’s common stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share.  Shares of the corporation’s capital stock may be issued from time to time for such consideration as may be fixed by the Board of Directors.”

The proposed Certificate of Amendment is attached hereto as Exhibit A.

Reason for the Reverse Split Amendment

Currently, the Company has 200,000,000 shares of Common Stock authorized, of which 193,622,326 shares are issued and outstanding as of the record date, and an additional 4,188,272 shares which are reserved for issuance upon the exercise and conversion of Series A Preferred Stock, convertible promissory notes and stock options.  As we have only 6,377,674 shares of authorized but unissued shares of common stock as of the date of this Information Statement (not including the 4,188,272 shares which are reserved for issuance upon the exercise and conversion of Series A Preferred Stock, convertible promissory notes and stock options), it is evident that we are limited in the issuance of any additional shares of our common stock.

As has been stated in previous reports, any successful implementation of our present plans, including those with respect to Mr. Melvin Brown and our proposed new enterprise, WatchMe Profile Media Services, Inc. (“WatchMe”) (described in our most recent Current Report), and the implementation of plans with respect to the IUTM medical radiation enterprise (described in our most recent Annual Report), or indeed any exploitation of any other opportunity that may arise, will depend on our ability to raise sufficient funds.  The most likely source of such funds is the sale and issuance of common stock.  In view of the low trading price of our common stock ($0.02 as of March 29, 2011) and the fact that we have such a limited number of shares of common stock authorized (only 6,377,674 shares of authorized but unissued shares of common stock, not including the 4,188,272 shares which are reserved for issuance upon the exercise and conversion of convertible securities, it is apparent that the possibility for any future success for the Company or increase in shareholder value  requires that a significant number of additional shares become available.  In the judgment of the Board of Directors that number of shares presently authorized is not sufficient to permit the Company to raise additional funds in carrying out our present plans, to offer shares or options to purchase shares to key employees, to acquire other businesses or exploit business opportunities that may arise, including our recent plans to raise funds for WatchMe.  Since both WatchMe and the IUTM enterprise, if they materialize, will be start-up operations, it is not possible to predict with any certainty the amount of cash that either of them may require, and it is not possible to estimate with any degree of certainty the number of additional shares required to sell to raise the necessary funds.

The Reverse Split Amendment will not change any shareholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any shareholder, other than an adjustment which may occur due to the rounding up of fractional shares.  Likewise, the Reverse Split Amendment will not affect the total shareholders’ equity of the Company or any components of shareholders’ equity as reflected on the financial statements of the Company except (i) to change the numbers of the issued and outstanding shares of capital stock and (ii) for an adjustment which will occur due to the costs incurred by the Company in connection with this Information Statement and the implementation of the Reverse Split Amendment as approved by the shareholders. However, because the number of shares of capital  stock that the Company is  authorized to issue will not be decreased in proportion to the one for every four share decrease in the number of issued shares, the number of shares which are authorized but unissued, and the percentage of ownership of the Company  represented  by such shares  if they are  issued  in the  future  in the  discretion  of the Board of Directors, effectively will be increased.

The following table illustrates the principal effects on the Company’s capital stock of the Reverse Spli

NUMBER OF SHARES OF CAPITAL STOCK

	PRIOR TO REVERSE	AFTER REVERSE
	SPLIT	SPLIT
COMMON
Authorized	200,000,000	200,000,000
Issued and outstanding (1)	193,622,326	48,405,582	(2)
Available for future issuance	6,377,674	151,594,418

PREFERRED
Authorized	10,000,000	10,000,000
Issued and outstanding	261,762	65,441
Available for future issuance	9,738,238	9,934,559

-----------------------------------
(1)  Excludes (i) 1,563,332 shares  issuable upon exercise of outstanding  options (approximately 390,833  shares  after  the  reverse  split),  (ii) 523,524  shares issuable upon exercise of outstanding  Series A Preferred Stock (approximately 130,881 shares after the Reverse Split), and (iii) approximately 2,101,416 shares issued upon the conversion of convertible promissory notes (approximately 525,354 shares after the Reverse Split), each as of February 18, 2011.

(2)  Excludes any shares that may be issued resulting from the reclassification of shares that are rounded upward to the nearest whole share.

The Reverse Split Amendment is therefore believed to be essential to the Company’s ability to accomplish it present plans or even to continue its existence as a viable business enterprise.  The Board believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of Common Stock which would result from the Reverse Split of our shares.   The unissued shares of the Common Stock will be available for issuance for time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing and acquisitions transactions, such as our plans to raise funds for WatchMe. The Board of Directors would be able to authorize the issuance of shares for these transactions without the necessity, and related costs and delays, of seeking and obtaining the consent of the shareholders to an increase in the authorized capital.  If, in a particular transaction, shareholder approval were required by law or otherwise deemed advisable by the Board of Directors, then the matter would be referred to the shareholders for their approval notwithstanding that the Company may have requisite number of shares to consummate the transaction.  There will be a dilutive effect from the issuance of shares in connection with a financing involving the sale of equity in the Company, a business combination or otherwise as is typically the case with publicly held operating companies.

The prevailing public trading price for our stock for the past year has been between $0.02 and $0.06 per share. The Board of Directors does not believe that such a price range is attractive to parties that might be interested in making an investment in the Company. If, for example, our stock were to be Reverse Split on a 4:1 basis, each stockholder would remain the holder of one share for each four shares now held, while his or her percentage ownership in the Company would remain unchanged. The expectation from a 4:1 Reverse Split would be that our public trading price for the past year would have been in a range of $0.08 to $0.24.  It should be understood, however, that such a mathematical ratio may not in fact result and the possibility exists that any new trading range would not arithmetically reflect the exchange ratio of the Reverse Split.  Such action may be taken, for example, as a means of facilitating further financing or increasing the per share price of outstanding stock to meet the listing requirements of a registered stock exchange.

THERE CAN BE NO ASSURANCE THAT THE MARKET PRICE OF THE COMMON STOCK AFTER THE REVERSE SPLIT AMENDMENT WILL BE EQUAL TO THE MARKET PRICE BEFORE THE PROPOSED REVERSE SPLIT MULTIPLIED BY THE SPLIT NUMBER, OR THAT THE MARKET PRICE FOLLOWING THE REVERSE SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

The factors to be considered by the Board of Directors are the extent to which a change in the public trading range for the Registrant’s common stock will be such as to facilitate future financings and/or future business combinations or to establish or maintain the stock’s eligibility for trading on an exchange, including raising funds for WatchMe.  In each case, the views of prospective investors, underwriters, placement agents and merger partners will be given the weight determined by the Registrant’s Board of Directors acting in the best interests of the shareholders as they perceive it to be in the exercise of their prudent business judgment.  The Company does not intend to affect this Reverse Split Amendment in connection with any transaction or series of transactions in which the Company would no longer remain a public company.

Upon issuance, the additional shares of authorized Common Stock would have rights identical to the currently outstanding shares of Common Stock.  Adoption of the Reverse Split Amendment to our Articles of Incorporation alone, without further action by the Board of Directors, would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders, other than a minor adjustment which may occur due to the rounding up of fractional shares.

It is expected that any financing transactions by the Company, including our plans to raise funds for WatchMe, will be from the sale of shares of our Common Stock.  After the Reverse Split Amendment, the Company believes it will have a sufficient number of authorized, but unissued, shares of Common Stock for its future financing needs.  To the extent that shares of our Common Stock are issued in the future financing transactions, they may decrease existing shareholders’ percentage equity ownership, could be dilutive to the voting rights of existing shareholders and, depending on the price at which they are issued, have a negative effect on the market price of the Common Stock.  Current shareholders have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership thereof.

The Company’s Articles of Incorporation authorize the issuance of shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors.  Accordingly, the Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power and other rights of the holders of the Company’s Common Stock.  In addition, the issuance of additional shares of preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company.  While the Company does not currently intend to issue any additional shares of preferred stock, there can be no assurance that the Company will not do so in the future.

The Company could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although the Company has no present plans to do so other than its plans for WatchMe.  The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect the Company’s business and financial results.

The Reverse Split Amendment is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any agreement or the Articles of Incorporation or the Bylaws of the Company.  However, the Company’s shareholders should note that the availability of additional authorized and unissued shares of capital stock could make any attempt to gain control of the Company or the Board of Directors more difficult or time consuming.  The Company could use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company.  Although the Reverse Split Amendment to increase the authorized number of shares of capital stock has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of the Proposal could facilitate future efforts by the Company to oppose changes in control of the Company and perpetuate the Company’s management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

No Exchange of Shares; No Fractional Shares

Pursuant to the Reverse Split Amendment, every four shares of our issued and outstanding Common Stock would be converted and reclassified into one share of post-split Common Stock, and any fractional interests resulting from such reclassification would be rounded upward to the nearest whole share.  For example, a holder of 100 shares prior to the Split Effective Date would be the holder of 25 shares at the Split Effective Date.  The proposed Reverse Split would become effective upon the Split Effective Date.  Shareholders will be notified after the Split Effective Date that the Reverse Split has been effected.

Shareholders will not receive certificates for shares of post-split Common Stock.  Accordingly, shareholders should not forward their certificates to the Company or its transfer agent.  Beginning  on the Split  Effective  Date,  each certificate  representing shares of the Company’s pre-split Common Stock will be deemed for all  corporate  purposes to  evidence  ownership  of the  appropriate number of shares of post-split Common Stock.  No service charge will be payable by shareholders in connection with the exchange of certificates, all costs of which will be borne and paid by the Company.

Approval by Board of Directors

On February 21, 2011, the Board of Directors adopted a resolution setting forth the proposed terms of the Reverse Split Amendment and declared it advisable and in the best interests of the Company and its stockholders to adopt such resolution.  Pursuant to Section 78.390 of the Nevada Revised Statutes, once a board of directors has adopted a resolution setting forth an amendment to a corporation’s Articles of Incorporation, the amendment requires the approval of shareholders holding a majority of the voting stock of the corporation.  As of the Record Date, the Common Stock was the Company’s only class of outstanding voting stock.

Approval by Shareholders

Pursuant to Section 78.390 of the Nevada Revised Statutes, the Amendment must be approved by the holders of a majority of the aggregate voting power of the Common Stock.  In order to obtain the required approval of the our shareholders, we could have either convened a special meeting of the shareholders of the Common Stock for the specific purpose of voting on the Reverse Split Amendment, or we could have sought the written consent from the holders of a majority of the aggregate voting power of the Common Stock.  In order to eliminate the costs and management time involved in holding a special meeting, we determined to utilize the written consent of the holders of a majority of the aggregate voting power of the Common Stock.  Prior to seeking written consents from certain shareholders, the Company filed a proxy statement with the SEC and delivered a definitive proxy statement to those shareholders.  The elimination of the need for a special meeting of shareholders is made possible by Section 78.320 of the Nevada Revised Statutes, which provides that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting provided that a consent, in writing, setting forth the action so taken is signed by shareholders having at least the minimum number of votes that would be necessary to authorize such action at a meeting. Under Nevada law, a vote of the majority of our issued and outstanding shares of Common Stock was required to approve the Reverse Stock Split Authorization Amendment.

On March 24, 2011, the written consents via proxy of the holders of the majority of our issued and outstanding shares were received by our corporate Secretary, authorizing our Board of Directors and officers to take all actions necessary to cause the certificate amendment to be filed with the Office of the Secretary of State of the State of Nevada. Nevada law requires us to notify each stockholder who has not consented to the action in writing and who, if the action had been taken at a meeting would have been entitled to vote at the meeting, of the action taken by written consent.

Dissenters Rights of Appraisal

The right to judicial appraisal of your shares of Common Stock is not applicable under Nevada law to the Reverse Split Amendment.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Split Amendment which is not shared by all our other shareholders.  The present director and officers who was among the shareholders representing a majority of the aggregate voting power of the Common Stock who voted for the Reverse Split Amendment was Anthony Silverman, our President and a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of February 18, 2011, certain information with regard to the beneficial ownership of our common stock held by (i) each shareholder known by us to beneficially own 5% or more of our outstanding common stock, (ii) each director individually, (iii) the named executive officers and (iv) all of our officers and directors as a group:

Title of Class	Name and Address of Beneficial Owner (2)	Amount and nature of Beneficial Owner (1)		Percent of Class (1)(3)

Common Stock	Anthony Silverman	17,784,850	(4)	9.18%

Common Stock	Michael Kramarz	51,000	(5)	0.03%

Common Stock	Judy Lindstrom	20,000	(6)	0.01%

Common Stock	Barry Griffith	109,000	(7)	0.06%

Common Stock	Steven Kurtzman, MD	400,000	(8)	0.21%

Common Stock	Pension Financial Services of Canada Inc.	10,736,745	(9)	5.55%
	360 St. Jacques Quest
	Suite 1100
	Montreal, Quebec, H2Y 1P5

Common Stock	All directors and executive officers as a group	18,364,850		9.46%

 Less than 1%
(1)	Unless otherwise noted, the address of each holder is P.O. Box 8832, Grand Rapids, MI 49518-8832.
(2)
A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from February 18, 2011 through the exercise of any option, warrant or other right. Shares of Common Stock subject to options, warrants or rights which are currently exercisable or exercisable within 60 days are deemed outstanding solely for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person.

(3)	The amounts and percentages in the table are based upon 193,622,326 shares of Common Stock outstanding as of February 18, 2011.
(4)	Includes 14,000 shares subject to vested options and direct ownership of 17,770,850 shares.
(5)	Includes 51,000 shares subject to vested options.
(6)	Includes 20,000 shares subject to vested options.
(7)	Includes 100,000 shares subject to vested options and 9,000 shares of stock underlying units held.
(8)	Includes 400,000 shares subject to vested options.
(9)	Includes direct ownership of 10,736,745 shares.

FORWARD LOOKING STATEMENTS

This Information Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements by the Company of expectations, anticipations, beliefs, plans, intentions, targets, estimates, or projections and similar expressions relating to the future are forward-looking statements within the meaning of these laws. Forward-looking statements in some cases can be identified by their being preceded by, followed by or containing words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" and other similar expressions. Forward-looking statements are based on assumptions and assessments made by the Company's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of the Company's future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

DATED:  April 21, 2011

By Order of the Board of Directors

__/s/ Anthony Silverman______________

Anthony Silverman, Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ONCOLOGIX TECH, INC.

Pursuant to Section 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation, Oncologix Tech, Inc., a Nevada corporation, submits the following Certificate of Amendment for filing:

1.           The name of the corporation is Oncologix Tech, Inc.

2.           The first paragraph of Article 4 of the Company’s Articles of Incorporation is to be deleted in its entirety and amended so as to read as follows:

4.           The authorized capital stock of this corporation shall be two hundred million (200,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value.  Each four (4) shares of the corporation’s common stock issued and outstanding as of _____________, 2011 [the date on which Articles of Amendment are filed] (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and non-assessable share of the corporation’s common stock; provided, however, that any fractional interest resulting from such change and classification shall be rounded upward to the nearest whole share.  Shares of the corporation’s capital stock may be issued from time to time for such consideration as may be fixed by the Board of Directors.

3.           The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is:  50.58%.

IN WITNESS WHEREOF, Oncologix Tech, Inc., a Nevada corporation, has caused this Certificate of Amendment to be signed in its name and on its behalf, on this ____ day of May __, 2011.

ONCOLOGIX TECH, INC., a Nevada corporation

_____________________________
Anthony Silverman, President

Exhibit A